Exhibit 10.1
AMENDMENT TO THE
JAMES RIVER GROUP HOLDINGS, LTD. 2014 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN
WHEREAS, James River Group Holdings, Ltd. (“Company”) previously adopted the James River Group Holdings, Ltd. 2014 Non-Employee Director Incentive Plan (“Plan”);
WHEREAS, the Company reserved the right to amend the Plan; and
WHEREAS, subject to the approval of shareholders, the Company desires to amend the Plan in certain respects;
NOW, THEREFORE, Section 4(a) of the Plan is hereby amended in its entirety to read as follows, effective as of the date such amendment is approved by the shareholders of the Company:
(a) Shares Available. Subject to adjustment in accordance with Section 13(f), a total of fifty thousand (50,000) Shares shall be available for the grant of Awards under the Plan, plus an additional one hundred thousand (100,000) Shares as approved by shareholders on April 30, 2019. Shares issued under this Plan may be authorized and unissued Shares or issued Shares held as treasury Shares. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Share Option or Share Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Share Option or Share Appreciation Right, or (iii) Shares repurchased on the open market with the proceeds of a Share Option exercise price.

IN WITNESS WHEREOF, this Amendment is hereby executed by a duly authorized officer of the Company this 30th day of April, 2019.

JAMES RIVER GROUP HOLDINGS, LTD.

/s/ Robert P. Myron
Name: Robert P. Myron
Title: President and Chief Executive Officer